Amendment Number 1 to
                                     FORM 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

       Filed pursuant to Section 16(a) of the Securities Exchange Act of
        1934, Section 17(a) of the Public Utility Holding Company Act of
          1935 or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person

                  David Nierenberg
                  The D3 Family Fund
                  19605 NE 8th St.
                  Camas, WA  98607


2.   Date of Event Requiring Statement (Month/Day/Year)

                  11/8/2000

3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

                  N/A

4.   Issuer Name and Ticker or Trading Symbol

                  Garden Fresh Restaurant Corporation (LTUS)

5.   Relationship of Reporting Person(s) to Issuer  (Check All Applicable)

                  / /    Director
                  / /    Officer (give title below)


                  /X/    10% Owner
                  / /    Other (specify below)

6.   If Amendment, Date of Original (Month/Day/Year)

                  N/A

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  / /    Form filed by One Reporting Person
                  /X/    Form filed by More than One Reporting Person

                  See next page for list of reporting persons

                  List of persons reporting:

                  David Nierenberg
                  The D3 Family Fund
                  19605 NE 8th St.
                  Camas, WA  98607

                  Haredale, Ltd.

                  James Henry Hildebrandt

                  Toxford Corporation

                  The Nierenberg Family 1993 Trust

                  The David and Patricia Nierenberg 1993 Irrevocable Trust Lawrence K. Orr Trustee, June 11, 1993

                  Florence Cies


                                      Table 1 -- Non-Derivative Securities Beneficially Owned
-------------------------------- --------------------------------- ------------------------------- ---------------------------
1. Title of Security (Instr. 4)  2. Amount of Securities           3.  Ownership Form: Direct      4. Nature of Indirect
                                    Beneficially Owned (Instr. 4)      (D) or Indirect (I)            Beneficial Ownership
                                                                       (Instr. 5)                     (Instr. 5)
-------------------------------- --------------------------------- ------------------------------- ---------------------------
Common shares                                703,200                             D
Common shares                                 26,100                             I                  By Haredale, Ltd.
Common shares                                  4,900                             I                  By James Henry Hildebrandt
Common shares                                  2,700                             I                  By Toxford Corporation
Common shares                                 59,975                             I                  By The Nierenberg Family
                                                                                                       1993 Trust
Common shares                                  6,200                             I                  By The David and Patricia
                                                                                                       Nierenberg 1993 Irrevocable
                                                                                                       Trust
Common shares                                  3,300                             I                  By Florence Cies
-------------------------------- --------------------------------- ------------------------------- ---------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).



 Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative        2. Date Exercisable      3. Title and Amount of   4. Converstion 5. Ownership     6. Nature of
   Security (Instr. 4)           and Expiration Date      Securities               or             Form of          Indirect
                                 (Month/Day/Year)         Underlying               Exercise       Derivative       Beneficial
                                                          Derivative Security      Price of       Security:        Ownership
                                                          (Instr. 4)               Derivative     Direct (D)       (Instr. 5)
                                                                                   Security       or Indirect
                                                                                                  (I) (Instr.
                                                                                                  5)
                              ------------------------ ------------------------
                              Date         Expiration     Title      Amount
                              Exercisable  Date                      or
                                                                     Number
                                                                     of Shares
----------------------------- ------------ ----------- ------------- ---------- --------------- --------------- --------------
None
----------------------------- ------------ ----------- ------------- ---------- --------------- --------------- --------------

Explanation of Reponses:

     N/A


                        /s/ David Nierenberg                           11/27/00
                        -------------------------------------         ----------
                        * Signature of Reporting Person                  Date

                        David Nierenberg
                        President
                        Nierenberg Investment Management Company, Inc. The General Partner of The D3 Family Fund, L.P.